SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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Enterprise Financial Services Corp
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ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC
CLAYTON, MISSOURI 63105

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Enterprise Financial Services Corp will be held at the Hilton St. Louis Frontenac, 1335 South Lindbergh Boulevard, St. Louis, Missouri 63131 on Thursday, April 29, 2010, at 4:00 p.m. local time, for the following purposes:

1.	to elect 12 directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified; and

2.	to consider adoption of an advisory (non-binding) resolution approving executive compensation.

The Board of Directors has fixed the close of business on March 1, 2010, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have three options for voting your shares:

1.	vote via the Internet,

2.	vote via the telephone or

3.	complete and return the proxy card sent to you.

For Internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Noel J. Bortle, Secretary
Clayton, Missouri
March 19, 2010

TABLE OF CONTENTS

PROXY STATEMENT	1

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS	1

ELECTION OF DIRECTORS	4

BOARD AND COMMITTEE INFORMATION	7

EXECUTIVE COMMITTEE	7
AUDIT COMMITTEE	7
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	8
COMPENSATION COMMITTEE	9
DIRECTOR COMPENSATION	9

EXECUTIVE COMPENSATION	10

COMPENSATION DISCUSSION AND ANALYSIS	10
SEVERANCE AND CHANGE IN CONTROL BENEFITS	19
EXECUTIVE EMPLOYMENT AGREEMENTS	19
SUMMARY COMPENSATION TABLE	22
GRANTS OF PLAN BASED AWARDS	24
OUTSTANDING EQUITY AWARDS AT YEAR END	25
OPTION EXERCISES AND STOCK VESTED	26
NONQUALIFIED DEFERRED COMPENSATION PLANS	26
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	27
COMPENSATION COMMITTEE REPORT	27
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	29

PROPOSAL A – ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION	30

INFORMATION REGARDING BENEFICIAL OWNERSHIP	31

RELATED PERSONS TRANSACTIONS	33

AUDIT COMMITTEE REPORT	35

INFORMATION CONCERNING PRINCIPAL ACCOUNTANT	35

PROPOSAL OF STOCKHOLDERS	36

OTHER MATTERS	36

ADDITIONAL INFORMATION	36

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC
CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2010 Annual Meeting of Stockholders or any adjournment or postponement thereof.

This Proxy Statement and the proxy card were first mailed to stockholders on or about March 19, 2010.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on?

1.	The election of 12 directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified.

2.	Proposal A, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN AND A VOTE IN FAVOR OF PROPOSAL A.

Who can vote at the meeting? Our Board of Directors has set March 1, 2010 as the record date for the Annual Meeting. All stockholders who owned our common stock at the close of business on the record date may attend and vote at the Annual Meeting. On the Record Date, there were 14,851,609 shares of common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares?
If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company, or to vote in person at the meeting.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only stockholders of record may vote in person at the meeting. If your shares are held in street name, you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. If you desire to vote shares held in street name in person at the meeting, you need to contact your broker and ask how to obtain a “legal proxy” to directly vote such shares.

Distribution of Proxy Solicitation and Other Required Annual Meeting Materials
Rules adopted by the U.S. Securities & Exchange Commission, or SEC, have recently become effective which require us to change the way we make our proxy statement and other annual meeting materials available to you. The rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. These new rules will help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We will begin mailing the required Notice of Internet Availability of Proxy Materials to stockholders on or about March 19, 2010. The proxy materials will be posted on the Internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice of Internet Availability of Proxy Materials contains the following important information:
  The date, time and location of the annual meeting;

  A brief description of the matters to be voted on at the meeting;

  A list of the proxy materials available for viewing on www.proxyvote.com and the control number you will use to access the site; and

  Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the stockholder of record, you may revoke your proxy at any time before the Annual Meeting by:
  entering a new vote by Internet or telephone;

  returning a later-dated proxy card;

  sending written notice of revocation to the Secretary of the Company; or

  attending the Annual Meeting and voting by ballot.
To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of Common Stock voted at the meeting? Each holder of Common Stock is entitled to one vote for each share of Common Stock held with respect to each matter to be voted upon; provided, however, that cumulative voting is available for the election of directors.

All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting which are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no contrary instructions are indicated, such proxies will be voted FOR the election of the Board's director nominees and FOR approval of Proposal A.

What does cumulative voting in the election of directors involve? Under cumulative voting, each stockholder is entitled to cast a number of votes equal to the number of shares held by such stockholder multiplied by the total number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees, either in equal or unequal amounts, as the stockholder may elect. A plurality of votes cast at the Annual Meeting is required for the election of each director, which effectively means that the twelve persons receiving the most votes will be elected as directors. Shares held by a stockholder who elects to withhold authority to vote for all nominees will not participate in the election for directors but will be present for other quorum and business purposes. A stockholder who withholds authority to vote for one or more (but less than all) director nominees will be deemed to have elected to allocate all his votes equally among all remaining director nominees. Notwithstanding the foregoing, the proxies have, and may exercise, authority to cumulate and allocate votes from other stockholders to allocate votes in favor of the nominees as to which the “withholding stockholder” has withheld authority. If any other proposals were to come before the meeting, each stockholder would be entitled to one vote for each share of Common Stock held by such stockholder.

How many votes are required to adopt the proposal relating to compensation? The non-binding proposal relating to our executive compensation requires a majority of the shares actually voting upon the matter regardless of whether the number of favorable votes constitutes a majority of the shares outstanding or a majority of the shares present at the meeting.

Except in those cases in which approval is required by a majority of all outstanding shares of Common Stock eligible to vote, an abstention from voting on a matter by a stockholder present in person or by proxy will have no effect on the action being taken. If a broker or other nominee holder indicates on the Proxy Card that it does not have discretionary authority to vote the on a proposal, those shares will be considered as present solely for purposes of determining whether a quorum is present.

Employees who are stockholders; voting shares in certain benefit plans. If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan ("Savings Plan"), you may instruct the Savings Plan’s trustees how to vote the shares of EFSC Common Stock allocated to your account under the Savings Plan. You will instruct the voting of your stock in the same manner as other stockholders, i.e., by submitting your voting instructions by telephone or through the Internet or by requesting a proxy card to sign and return. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the Savings Plan must be returned by 11:59 p.m. Eastern Time on April 23, 2010.

What if I don’t give specific voting instructions?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted in favor of the proposals. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

If you are a beneficial owner and the broker or intermediary holding your account does not receive instructions from you as to how to vote those shares, under the rules of the New York Stock Exchange, that organization may not vote on either of our proposals, both of which are considered “non-routine” under those rules. As a beneficial owner, you will not be deemed to have voted on such non-routine proposals. The shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes”. Therefore, it is important that you vote your shares.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of common stock as of the record date.
________________________

The date of this Proxy Statement is March 19, 2010.

ELECTION OF DIRECTORS

The Board of Directors, upon recommendations of its Nominating and Governance Committee, has nominated for election the 12 persons named below. It is intended that proxies solicited will be voted for such nominees, in accordance with our cumulative voting structure as discussed above. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The following biographical information is furnished with respect to each member of the Board of Directors of the Company, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (ii) any investment company registered under the Investment Company Act of 1940. All directors, other than Mr. Benoist have been determined to be independent for purposes of Rule 5605(a)(2) of the NASDAQ stock market.

Name	Age	Director Since
Peter F. Benoist	62	2002

Michael A. DeCola	56	2007

William H. Downey	65	2002

John S. Eulich(1)	59	2010

Robert E. Guest, Jr.	55	2002

Lewis A. Levey	68	2005

Birch M. Mullins	66	1996

James J. Murphy, Jr.	66	2002

Brenda D. Newberry	56	2007

John M. Tracy(1)	51	2010

Sandra A. Van Trease	49	2005

Henry D. Warshaw	56	1996

(1)	Mr. Eulich and Mr. Tracy were seated as Board members on March 11, 2010. They were recommended for nomination by the members of the Nominating and Governance Committee.

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceeds, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

James J. Murphy has been a director of the Company since 2002. Since 1982, Mr. Murphy has been the Chairman and Chief Executive Officer of Murphy Company, a mechanical specialty contracting firm. Mr. Murphy has been the Chairman of the Board of the Company since 2008 and served as the Lead Independent Director of the Company from November 2005 through May 2008. He is also a past chairman of the St. Louis Regional Business Council and is currently engaged in various community activities. Mr. Murphy has built a successful, private business and brings a long history of entrepreneurship which is the cornerstone of EFSC’s strategy of focusing on the banking and wealth management needs of privately-held businesses, their owner families and other success-minded individuals.

Peter F. Benoist has been a director of the Company since 2002. Since May 2008, Mr. Benoist has been the President and Chief Executive Officer of the Company. Mr. Benoist was the Executive Vice President and Chairman and Chief Executive Officer of the Bank from October 2002 through May 2008, and served as the Chairman of the Company’s Board from November 2005 through May 2008. Mr. Benoist was the Executive Director of St. Louis Regional Housing and Community Development Alliance from 1999 through 2002. He has over thirty years of public company banking experience as an officer and director and has served on public company boards. Mr. Benoist brings deep knowledge of the Company and its business and is the voice of management on the Board.

Michael A. DeCola has been a director of the Company since 2007. Mr. DeCola has been the President and Chief Executive Officer of Mississippi Lime Company (calcium based chemical products) since 1999. Mr. DeCola serves on several non-profit boards in the St. Louis community and is currently the chairman of the St. Louis Regional Business Council.

William H. Downey has been a director of the Company since 2002. Since 2003, Mr. Downey has been the President, Chief Operating Officer and a director of Great Plains Energy Inc., (NYSE: GXP), an electric utility company. Mr. Downey has been the President and Chief Operating Officer of Kansas City Power & Light Company since 2003 and 2008, respectively. In addition, since 2008, he has served as President and Chief Operating Officer of Greater Missouri Operations, a subsidiary of Great Plains Energy. He served as Chief Executive Officer of Kansas City Power & Light Company from 2003 to 2008. He also serves on several non-public boards in the Kansas City community. Mr. Downey’s broad strategic experience and knowledge of operations along with his experience in a publicly traded utility company and the related experience in regulatory relations at both a federal and state level is an asset for the board.

John S. Eulich has been the President and Chief Executive Officer of INDEECO, a manufacturing company, since 2005. He has been a member of the Enterprise Bank & Trust Board of Directors since July 2009. Mr. Eulich has been a director of LMI Aerospace (NASDAQ: LMIA) since 2005. Mr. Eulich is a member of the LMIA Audit Committee and serves as the Chairman of LMIA Compensation Committee. In addition to his public company experience, he is a successful entrepreneur and familiar with the needs of privately held businesses. He also is engaged in the St. Louis community through various boards.

Robert E. Guest, Jr. has been a director of the Company since 2002. Since 2007, Mr. Guest has been a partner at The Affinity Law Group. Mr. Guest was a partner at Doster Mickes James Ullom Benson & Guest, LLC, a law firm, from 2005 through 2007, and he was a partner at Benson & Guest LLP, a law firm from 1986 through 2005. Mr. Guest brings significant legal experience in commercial activities and merger/acquisitions. He is also very familiar with the St. Louis and Kansas City business communities.

Lewis A. Levey has been a director of the Company since 2005. Since 1997, Mr. Levey has been the Chairman and Chief Executive Officer of Enhanced Value Strategies, Inc., a real estate consulting company. Mr. Levey has been a Trust Manager (Director) and member of the Audit Committee of Camden Property Trust, a REIT focused on multi-family residential housing (NYSE: CPT). Mr. Levey brings expertise in local and national commercial real estate development and public company governance. He also has strong community involvement.

Birch M. Mullins has been a director of the Company since 1996. He has been the President of Baur Properties, a real estate investment company, since 1988. Mr. Mullins is a successful real estate developer and brings expertise in St. Louis commercial real estate.

Brenda D. Newberry has been a director of the Company since 2007. Ms. Newberry is the Chairman of The Newberry Group, a global IT company she founded in 1996. She was the Chairman and Chief Executive Officer from 2006 through 2009, and was President and Chief Executive Officer from 1996 through 2005. Ms. Newberry has been a director of The Laclede Group, a natural gas distribution company, (NYSE: LG), since 2007 and has served on that company’s Audit, Compensation and Investment committees. Ms. Newberry started, built and sold a successful, privately-held business after serving in the USAF for 6 years, a major defense contractor for 5 years and MasterCard International for 12 years from technology specialist to a global VP of a profit and loss business unit. She is also is very active in the St. Louis community, especially programs encouraging education as well as youth and minority development. Ms. Newberry’s experience in global operations combined with her entrepreneurial background and service on other publicly-traded company boards provides a broad and valuable perspective to our Board.

John M. Tracy has been the Chief Executive Officer of Dot Foods, a food distribution company, since 1980. He has held several positions throughout Dot Food including sales, marketing and operations and was named Chief Executive Officer in 2006. Mr. Tracy serves on several non-public boards in the St. Louis metro area. He is also the current vice-chairman of the St. Louis Regional Business Council. Mr. Tracy’s experience leading a successful, privately-held business provides entrepreneurial perspective. In addition, he brings his experience and perspective of the Illinois markets of the St. Louis area.

Sandra A. Van Trease has been a director of the Company since 2005. Since 2004, Ms. Van Trease has been the Group President of BJC HealthCare, a not-for-profit operator of hospitals. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004, and she was President, Chief Financial Officer and Chief Operating Officer of RightChoice, a health insurance company, from 2000 through 2002. Ms. Van Trease has been a director of Peabody Energy (NYSE: BTU) since 2002, a member of the Audit Committee since 2002 and a member of the Nominating & Governance Committee since 2009. Ms. Van Trease is a Certified Public Accountant and a senior executive at the largest healthcare institution in the St. Louis area. Ms. Van Trease’s executive management and experience at these institutions together with her service on other publicly-traded company boards and strong community service make her a valued advisor and highly qualified to serve on our board and its committees.

Henry D. Warshaw has been a director of the Company since 1996. Mr. Warshaw has been President of Ocala First Corp., and a Managing Member of Virtual Realty Enterprises, a real estate investment company, since 1998. Mr. Warshaw brings prior banking experience, extensive business knowledge in running a successful real estate investment fund and a broad perspective of various business and financial issues as the result of working with entrepreneurs across the United States.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All Committee members are appointed by the Board. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605 (a)(2) of the NASDAQ rules.

The Board met nine times in 2009. All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2009. The Company’s Board of Directors periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairman. In 2010, the Board is scheduled to meet eight times.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board of Directors in the management of the business and affairs of the Company when the full Board of Directors is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found at the Company’s website at www.enterprisebank.com. All actions by the committee are reported at the next regular Board of Directors meeting. In addition, approved Executive Committee minutes are shared with all Directors. In 2009, the committee met three times.

The Committee consists of five non-employee directors who are “independent directors” as defined in the NASDAQ standards. For 2009, the independent members of the Executive Committee consisted of Directors Murphy, DeCola, Levey, Van Trease and Warshaw. The non-independent member of the Committee was Director Benoist.

AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors by reviewing all audit processes and fees, the financial information provided to the stockholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (the “independent auditors”).

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous reporting system. To satisfy these oversight responsibilities, the Committee separately meets regularly with the Company’s chief financial officer, director of internal audit, KPMG LLP and management. The Committee chair periodically meets between formal Committee meetings with the Company’s chief financial officer, director of internal audit and KPMG LLP. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the NASDAQ independence standards. In 2009, the Audit Committee consisted of Directors Van Trease (Committee Chairwoman), Guest, Newberry and Levey. The Audit Committee met six times in 2009.

The Board of Directors has determined that Directors Guest and Van Trease satisfy the requirements of a “financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 5605(c).

In the opinion of the Company’s Board, none of the Directors on the Audit Committee has a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, or has been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, or has for the past three years, been an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available on the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by KPMG LLP of the services covered by the audit fees is compatible with maintaining KPMG LLP’s independence and concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 35 of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the stockholders’ annual meeting. The charter for the Nominating and Corporate Governance Committee may be found at the Company’s website at www.enterprisebank.com. The Committee also recommends membership on Board committees, recommends corporate governance guidelines and oversees an annual Board self-evaluation.

All members of the Committee meet the NASDAQ independence standards. Nominating and Governance Committee members for 2009 were Directors Guest (Committee Chairman), Murphy, Newberry, and Warshaw. The Committee met four times in 2009.

The Nominating and Corporate Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, stockholders and other persons. Suggestions for nominees from stockholders are evaluated in the same manner as other nominees. Any stockholder nomination must be submitted in writing to the Secretary, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105 and should include the stockholder’s name, address and number of the Company’s shares owned by the stockholder along with the nominee’s name and qualifications.

There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating Committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and to any of the committees of the Board of Directors. The Nominating Committee will evaluate nominees for directors submitted by shareholders in the same manner in which it evaluates other director nominees. No shareholder has properly nominated anyone for election as a director at the Annual Meeting.

Stockholders may communicate directly to the Board of Directors by sending a letter to the Board at: Enterprise Financial Services Corp Board of Directors, 150 North Meramec, Clayton, Missouri 63105. All communications directed to the Board of Directors will be received and processed by the Secretary of the Company and will be transmitted to the Chairman of the Nominating and Corporate Governance Committee without any editing or screening.

The Nominating and Corporate Governance Committee is responsible for risks relating to management and Board succession planning, corporate governance and ethics.

COMPENSATION COMMITTEE

The Compensation Committee consists of Directors DeCola (Committee Chairman), Downey, Mullins and Murphy. The Compensation Committee met seven times in 2009. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NASDAQ rules. The responsibilities of the Committee are set forth in its charter, which is available on the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and shareholder implications of compensation decisions being made.

The Compensation Committee Report appears on page 27 of this Proxy Statement.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s directors during 2009.

	Fees Earned or	Stock	Total Annual
	Paid in Cash	Awards	Compensation
Name	($) (a)	($)	($)
Michael A. DeCola	16	20,234	20,250
William H. Downey	10,636	10,614	21,250
Robert E. Guest, Jr.	9,223	9,194	18,417
Lewis A. Levey	10,387	10,363	20,750
Birch M. Mullins	12	16,238	16,250
James J. Murphy, Jr.	8	39,992	40,000
Brenda D. Newberry	8,886	8,864	17,750
Sandra A. Van Trease	13	22,237	22,250
Henry D. Warshaw	12	18,738	18,750

(a) Includes fractional shares paid in cash.

In 2009, non-employee Directors received a $6,000 annual retainer and $750 per board meeting attended. For Committee service, the Chairpersons received an additional retainer as follows: Audit Committee ($8,000), Compensation Committee ($6,000) and Nominating and Governance Committee ($4,000). Non-Chairperson committee members receive $500 per committee meeting attended. Chairman Murphy receives only an annual fee of $40,000.

Beginning in 2010, non-employee Directors will receive a $12,000 annual retainer and $1,000 per board meeting attended. For Committee service, the Chairpersons will receive an additional retainer as follows: Audit Committee ($10,000), Compensation Committee ($8,000) and Nominating and Governance Committee ($6,000). Non-Chairperson committee members will receive $750 per committee meeting attended. Chairman Murphy will receive only an annual fee of $50,000.

Beginning in April 2006, Directors had to select whether to receive their compensation in 100% EFSC common Stock or 50% cash/50% EFSC common stock. The shares are issued under a Stock Plan for Non-Management Directors, approved by the stockholders in 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation programs, including our overall compensation philosophy, components of compensation that we provide, the objectives and intended incentives of these components, and a discussion of the compensation decisions we have made regarding the following named executive officers of the Company (our “NEOs”):

Name	Title	Age
Peter F. Benoist	President and Chief Executive Officer	62
Frank H. Sanfilippo	Executive Vice President and Chief Financial Officer	47
Stephen P. Marsh	Executive Vice President; Chairman and Chief Executive Officer – Enterprise Bank & Trust	54
Linda M. Hanson	President, Kansas City Region, Enterprise Bank & Trust	49
John G. Barry	Executive Vice President, Enterprise Bank & Trust	53

Compensation Philosophy
Our vision is to be one of the highest performing growth companies in the financial services industry. To achieve that vision, we must provide exceptional leadership to develop talented and focused associates to deliver outstanding client service and provide value to our stockholders.

Our compensation philosophy is based on providing incentives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:
  Compensation will be based on clearly defined goals;

  We will align compensation and variable incentives with measurable business results, appropriate risk management and increases in stockholder value;

  Our compensation programs will be based on the implementation of our business plan;

  We will compensate our associates in ways designed to attract, motivate and retain valuable performers;

  We will provide fair and competitive compensation based on market data; and

  We will implement programs that are easy to understand and administer.
Overview of the Compensation Program
The Compensation Committee of the Board of Directors determines and administers compensation operating under the authority of its Charter. The Committee has responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. The Committee’s Charter can be found online at www.enterprisebank.com.

The Board determines the membership of the Committee and the Committee consists entirely of independent directors. Members of the Committee meet NASDAQ independence standards and are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986. During fiscal year 2009, no Member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Committee has overall responsibility relating to compensation for the directors and officers and other associates and delegates certain of those functions to management. In the case of NEOs, the Committee establishes and reviews all aspects of base salaries, short-term incentives, and long-term incentives, including the establishment or approval of measurement metrics. With respect to executives below this level, the Committee reviews management’s recommendations for the aspects named above. In the case of the remaining associate population, the Committee reviews, approves, and monitors compensation budgets and proposed methods of generally administering merit changes to base salaries. In administering compensation and reviewing management's administration of compensation programs, the Committee makes a determination that the compensation policies of the Company do not encourage inappropriate risk to the Company. The Committee has delegated to management the determination and administration of associate benefits while retaining oversight.

As discussed in more detail below, new laws and regulations have been, and continue to be, adopted concerning the executive compensation paid by financial institutions, such as the Company, which have participated in the Troubled Asset Relief Program sponsored by the United States Treasury. The Committee intends to review all components of the Company’s compensation program to assure compliance with these requirements. In some cases, our compensation program may require significant revision to comply with these new rules.

Committee Agendas, Scheduling, and Keeping of the Minutes. Our Senior Vice President of Human Resources, with approval from the Committee Chairman, proposes the agenda and scheduling calendar for the year. Outside counsel of the Committee takes the minutes, which the Committee reviews and approves.

Compensation Consultant. Since May 2002, the Committee has engaged Klemm & Associates, an independent compensation consultant, to advise the Committee on all matters related to the NEOs’ compensation and other compensation matters. The consultant does not own any securities of the Company, nor does the consultant have any other business relationship with the Company or other individual associates.

The Committee decides the nature and scope of the compensation consultant’s assignments, and the Chairman of the Committee, with the Senior Vice President of Human Resources, approves the budget and invoices relating to the consultant. The consultant’s work for the Committee includes:
  Providing analysis of the NEOs’ elements of executive compensation compared with peer group companies;

  Providing business and technical advice on executive compensation matters; and

  Discussing and making certain recommendations on specific pay programs and pay levels for executives.
In 2009 the consultant did not provide services to the Company other than with respect to executive compensation.

Performance Reviews. Each of our executive officers performs an annual self-evaluation of previous year performance and goals for the upcoming year. Our CEO conducted performance evaluations or has final approval over performance evaluations for the other NEOs. The CEO’s evaluations of the other NEOs were presented to the Committee for their review. The Executive Committee conducted the annual performance evaluation of our CEO and reported the results of the evaluation to the Compensation Committee, which then reviewed and recommended the CEO’s compensation for approval by the Board. The performance review of our CEO is based on the financial performance of the Company, the increase in stockholder value, growth in the human capital of the organization, the continued reinvestment and improvement of the Company’s product offerings, input from the outside members of the Board of Directors and the Company’s overall management of risk. The Committee discusses the CEO evaluation without the CEO being present and a Committee member presents the Committee’s recommendations for executive officer compensation to the full Board of Directors.

Benchmarking of Compensation. The Committee uses competitive data to benchmark the following elements of compensation for NEOs:
  Base salary;

  Short-term annual incentives;

  Equity compensation elements such as stock options and restricted stock; and

  Other elements that to date have been reported publicly under SEC rules.
Klemm & Associates provides the Committee with compensation data from a database that derives data directly from publicly reported information called Salary.com CompAnalyst Executive. The database contains essentially all publicly-held U.S. companies including all publicly-held reporting banks. The Committee believes publicly-held reporting banks are the most appropriate group to benchmark ourselves against because we compete with that group for executive associates and for business.

The Committee uses the data for banks with assets of $900 million to $5.0 billion. The peer group is composed of eighty-nine banks and bank holding companies. The Committee believes that using this single criterion of assets (and not others such as by geographic region or certain named banks) adds a strong element of fairness and impartiality to comparisons. The Committee uses the data not only for compensation comparisons, but also for financial performance measurement, and in particular, determining target and award levels for the Long-Term Incentive Plan described later.

In 2009, our benchmark group consisted of the following component companies:

1st Source Corporation (SRCE)	Independent Bank Corporation (Michigan) (IBCP)
AmeriServ Financial, Inc. (ASRV)	Integra Bank Corporation (IBNK)
Arrow Financial Corporation (AROW)	Intervest Bancshares Corp. (IBCA)
Bank of Kentucky Financial Corp. (BKYF)	Lakeland Financial Corp. (LKFN)
Bank of Florida Corporation (BOFL)	Macatawa Bank Corp. (MCBC)
Bank of Granite Corporation (GRAN)	MBT Financial Corp. (MBTF)
Bank of the Ozarks, Inc. (OZRK)	Mercantile Bank Corp. (MBWM)
Banner Corporation (BANR)	Merchants Bancshares Inc. (Vermont) (MBVT)
Bryn Mawr Bank Corp. (BMTC)	Metrocorp Bancshares Inc. (MCBI)
Camden National Corp. (CAC)	Midwest Banc Holdings Inc. (MBHI)
Canandaigua National Corp. (CNND.OB)	Northrim Bancorp Inc. (NRIM)
Capital City Bank Group Inc. (CCBG)	Old Second Bancorp Inc. (Illinois) (OSBC)
Capitol Bancorp, Ltd. (CBC)	Pacific Continental Corp. (PCBK)
Cardinal Financial Corp. (CFNL)	Peapack-Gladstone Financial Corp. (PGC)
Cascade Bancorp Inc. (CACB)	Peoples Bancorp Inc. (Ohio) (PEBO)
Cascade Financial Corp. (CASB)	Peoples Bancorp of North Carolina Inc. (PEBK)
Centerstate Banks, Inc. (CSFL)	Peoples Financial Corp. (Mississippi) (PFBX)
Chemical Financial Corp. (CHFC)	Pinnacle Financial Partners Inc. (PNFP)
Citizens & Northern Corp. (CZNC)	Princeton National Bancorp Inc. (PNBC)
City Holding Co. (CHCO)	QCR Holdings Inc. (QCRH)
CoBiz Financial Inc (COBZ)	Renasant Corp. (RNST)
Columbia Banking System Inc. (COLB)	Republic Bancorp Inc. (Kentucky) (RBCAA)
Community Trust Bancorp Inc. (CTBI)	S&T Bancorp Inc. (STBA)
Enterprise Bancorp Inc. (Massachusetts) (EBTC)	SY Bancorp Inc. (SYBT)
Farmers Capital Bank Corp. (FFKT)	Sandy Spring Bancorp Inc. (SASR)
Fidelity Southern Corporation (LION)	Savannah Bancorp Inc. (SAVB)
Financial Institutions Inc. (FISI)	SCBT Financial Corp. (SCBT)
The First Bancorp, Inc. (Maine) (FNLC)	Shore Bancshares Inc. (SHBI)
First Bancorp (North Carolina) (FBNC)	Simmons First National Corporation (SFNC)
First Chester County Corp. (FCEC)	Smithtown Bancorp Inc. (SMTB)
First Community Bancshares, Inc. (Bluefield) (FCBC)	Southeastern Bank Financial Corporation (SBFC.OB)
First Financial Corp. (Indiana) (THFF)	Southside Bancshares Inc. (SBSI)
First Financial Bankshares Inc. (FFIN)	Southwest Bancorp Inc. (OKSB)
First of Long Island Corp. (FLIC)	State Bancorp Inc. (STBC)
First Mariner Bancorp (FMAR)	StellarOne Corporation (STEL)
First Merchants Corp. (FRME)	Sterling Bancshares Inc. (Texas) (SBIB)
First United Corporation (FUNC)	Suffolk Bancorp (SUBK)
FNB United Corp. (FNBN)	Union Bankshares Corp. (UBSH)
German American Bancorp Inc. (GABC)	Univest Corp. of Pennsylvania (UVSP)
Glacier Bancorp Inc. (GBCI)	Virginia Commerce Bancorp Inc. (VCBI)
Green Bankshares, Inc. (GRNB)	Washington Trust Bancorp Inc. (WASH)
Guaranty Bancorp (GBNK)	West Bancorp., Inc. (WTBA)
Home Bancshares, Inc. (Conway, AR) (HOMB)	West Coast Bancorp (Oregon) (WCBO)
Horizon Bancorp. (Indiana) (HBNC)	Westamerica Bancorp. (WABC)
Independent Bank Corp. (Massachusetts) (INDB)

In addition to benchmarking, and in the interest of taking internal equity into account, the Committee examines the relationship of one NEO’s total compensation and sub-elements to other NEO’s.

Compensation Restrictions Under the United States Treasury Capital Purchase Program
On December 19, 2008, the Company received an investment of approximately $35.0 million from the United States Treasury under the United States Treasury Capital Purchase Program (the “Capital Purchase Program” or the “CPP”). Under the executive compensation standards adopted by the Treasury in connection with the CPP, during the period that the Treasury holds any of our securities under the CPP, we are subject to the following limitations on compensation:
  Limitation on Deduction for Compensation. We will not claim any tax deduction for compensation of any Senior Executive Officer (“SEO”) in excess of $500,000. CPP defines SEOs as generally being the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executives. In the case of the Company, at this time the SEOs and the NEOs are identical.

  Clawback Policy. The Company was required to adopt a clawback policy pursuant to which the Company may recover from any SEO or any of its next top 20 most highly compensated employees, any bonus, retention award or incentive compensation which is based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

  Prevent Incentives for SEOs to Take Unnecessary Excessive Risks. The Company must limit SEO compensation practices to prevent incentives for unnecessary and excessive risks.

  Prohibition on Severance Payments. No “golden parachute payments” may be made to the five SEOs or the next five most highly-compensated employees. The term “golden parachute payment” includes any payment “for departure from a company for any reason, except for payments for services performed or benefits accrued.”

  Limitation on Bonuses. The Company may not pay or accrue any “bonus, retention award or incentive compensation” to the five most highly compensated employees whether or not these employees are SEOs. The prohibition does not apply to payments of “long-term” restricted stock or restricted stock units that have a value not exceeding 1/3 of the employee’s total annual compensation. Such grants of restricted stock or restricted stock units must not fully vest during the restricted period and are subject to a minimum vesting period of two years.

  Prohibition on Compensation which Encourages Manipulation of Earnings. The Company is not permitted to use compensation plans which “encourage manipulation of reported earnings” to enhance compensation of any employees.

  Adoption of Luxury Expenditure Policy. The Company was required to adopt a company-wide policy regarding excessive or luxury expenditures, including entertainment or events, office and facility renovations, aviation or other transportation and other activities or events that are not reasonable performance incentives or other similar measures conducted in the normal course of business. The Company’s luxury expenditure policy is located on the company website.
Our executive compensation practices and policies are subject to these executive compensation restrictions. The discussion of our executive compensation practices and policies which follows should be read with these restrictions in mind.

Compensation Components
Our executive compensation consists of three components: base salary, short-term annual incentive awards, and long-term equity incentive compensation. We also provide modest levels of perquisites, described later, to NEOs. NEOs may elect to participate in a Deferred Compensation Plan that is available to certain other executives as well. We do not provide any executive benefits in the form of supplemental executive retirement plans, top hat plans, or special health care plans. NEOs also participate in other associate benefit programs that are provided or available to the general associate population such as health care, disability, life insurance and a defined contribution plan. These programs are described later.

Base Salaries. We use base salary to recognize and take into account requisite competencies, experience, and knowledge that we believe our NEOs must possess. In setting base salaries, the Committee considers the NEO’s experience, the difficulty that might be encountered in replacing the NEO, and how limited the pool of qualified people might be.

We set base salary range midpoints at what would be slightly above the midpoint of the benchmarks for general peer group data. We set midpoint salary above the median because performance goals are set at levels well beyond median performance for the peer group and we strive to recruit and retain talent that would be highly sought after by our peers.

With recommendations from the CEO and the Senior Vice President of Human Resources, the Committee reviews NEO base salaries annually based on individual and Company performance, the individual’s level of responsibility, peer group competitive data, internal equity considerations, compensation history, and terms and conditions of each NEO’s employment agreement. In 2009, there were no increases in the rate of base salary for any of our NEOs.

Effective January 1, 2010, we increased the base salary of our CEO, Mr. Benoist by $120,000 per year and will pay this amount in the form of fully vested shares of restricted stock subject to a two year restriction on transfer. These shares of restricted stock will be granted in pro-rated installments on the date that Mr. Benoist’s salary is payable in accordance with the Company’s payroll practices then in effect. The number of shares of salary stock issued to Mr. Benoist in each installment will equal the dollar value of such installment divided by the closing price of the Company’s stock on the Nasdaq Global Select Market on the date of the installment, net of applicable withholding. These shares of restricted stock do not count against the limits on the amount of long term restricted stock which may be granted to Mr. Benoist as incentives, as discussed below. We may elect to pay other NEOs or employees with similar grants of salary stock as well.

Short-Term Annual Incentives. We use short-term incentive programs to drive an executive’s performance in a given year by focusing on four to five key goals. Our short-term incentive sets a threshold, target and exceptional level of short-term incentive awards that an NEO is eligible to earn. In the first quarter of each year, our CEO and the Senior Vice President of Human Resources, with the input of other members of management where appropriate, present proposed NEO performance grids to the Committee for review and approval. For each of these NEOs, the CEOs of the Company and the Bank review the goals and set the potential incentive amounts for each goal and performance level. The relative importance of each goal to all goals is determined. The relative weighting determines potential incentive payments for each goal. After the performance year is completed, the Committee, through use of its outside consultant, verifies the internal computation for short-term annual incentives for NEOs.

For each goal, the threshold level of payout for achievement is usually set at 70% of target level and the exceptional level of payout is usually set at 130% of target level. For performance below threshold level of any goal, there is no payment. Payout for performance falling between the threshold, target and exceptional criteria is determined using straight-line interpolation.

We have historically used short-term annual incentive programs which paid cash bonuses to our NEOs. In 2009, the Company decided not to pay cash bonuses and created a new short-term incentive plan which gave NEOs the opportunity to earn awards in the form of restricted stock. The restricted stock available to NEOs under the short-term incentive plan in 2009 satisfies the requirements of “long term restricted stock” under the CPP executive compensation standards. Under these rules, (i) the total value of all restricted stock awarded by the Company in any fiscal year to an employee subject to the CPP bonus restrictions (excluding awards of fully vested “salary stock”) may not exceed 1/3 of the employee’s total compensation, (ii) the restricted stock awards are subject to a two year continuous service vesting schedule and (iii) the shares of restricted stock become transferrable on a pro rata basis to the extent that we repay funds we obtained through the CPP, subject to limited exceptions for sales to cover taxes as the shares of restricted stock vest. We determine the number of shares of restricted stock included in the award by dividing the award dollar amounts by the price of our common stock as of the close of trading on the date of the award.

The goals determining the short-term incentive awards and the threshold, target and exceptional level payouts related to each goal for each of our NEOs for 2009 are set forth in the table below. Due to the Company’s expected performance in 2009, management recommended and the Committee approved a reduction in the threshold, target and exceptional level payout of all annual short-term incentives by 40% from the prior year levels. While the target amount of short-term annual incentives for Mr. Benoist are set in his employment agreement, Mr. Benoist agreed in 2009 to a 40% reduction in the target amount of his short-term incentives, consistent with the reduction for other NEOs.

Peter F. Benoist
		% Weight	Threshold	Target	Exceptional
	Goals	At Target	Goal	Goal	Goal	Actual
1.	Earnings per share	40%	$0.84	$0.96	$1.05	($3.92)
2.	Asset Quality Rating (1)	20%	2.0	3.0	4.0	1.75
3.	Liquidity Rating (2)	20%	2.0	3.0	4.0	3.5
4.	Subjective performance review (3)	20%	2.0	3.0	4.0	3.0
Potential Value		100%	$94,200	$134,000	$175,500	$57,750

Frank H. Sanfilippo
		% Weight	Threshold	Target	Exceptional
	Goals	At Target	Goal	Goal	Goal	Actual
1.	Earnings per share	40%	$0.84	$0.96	$1.05	($3.92)
2.	Liquidity Rating (2)	20%	2.0	3.0	4.0	3.5
3.	Subjective performance review (3)	40%	2.0	3.0	4.0	2.5
Potential Value		100%	$37,800	$54,000	$70,200	$30,780

Stephen P. Marsh
		% Weight	Threshold	Target	Exceptional
	Goals	At Target	Goal	Goal	Goal	Actual
1.	Earnings per share	40%	$0.84	$0.96	$1.05	($3.92)
2.	Asset Quality Rating (1)	30%	2.0	3.0	4.0	1.75
3.	Liquidity Rating (2)	10%	2.0	3.0	4.0	3.5
4.	Subjective performance review (3)	20%	2.0	3.0	4.0	3.0
Potential Value		100%	$52,500	$75,000	$97,500	$23,625

Linda M. Hanson
		% Weight	Threshold	Target	Exceptional
	Goals	At Target	Goal(1)	Goal(1)	Goal(1)	Actual
1.	Earnings per share	20%	$0.84	$0.96	$1.05	($3.92)
2.	Improvement in Kansas City Region
	Net Operating Income (4)	20%	4%	15%	33%	6%
3.	Growth in Kansas City Region Deposits	20%	26%	41%	76%	66%
4.	Credit Quality (5)	20%	2.0	3.0	4.0	0.0
5.	Subjective performance review (3)	20%	2.0	3.0	4.0	2.5
Potential Value		100%	$46,200	$66,000	$85,800	$33,846

John G. Barry
		% Weight	Threshold	Target	Exceptional
	Goals	At Target	Goal(1)	Goal(1)	Goal(1)	Actual
1.	Earnings per share	20%	$0.84	$0.96	$1.05	($3.92)
2.	Improvement (Increase) in Arizona
	Region Net Operating Loss (4)	20%	(4%)	9%	19%	3%
3.	Credit Quality (6)	20%	2.0	3.0	4.0	0.0
4.	Subjective performance review (3)	40%	2.0	3.0	4.0	3.0
Potential Value		100%	$52,500	$75,000	$97,500	$38,599

(1)
The Asset Quality Rating which is a part of Mr. Benoist’s and Mr. Marsh’s short-term incentive goals is a rating of between zero and four points based on an equal weighted review of the Company’s net charge offs and non-performing assets during the fiscal year. The target level Asset Quality Rating of three points would be achieved if (i) net charge offs during the year are less than or equal to 0.70% of the average loan balance for 2009 and (ii) the ratio of the Company’s non-performing assets to total assets for the fiscal year is less than or equal to average of this ratio for banks in a group of similarly sized banks followed by analysts at Stifel Financial Corp. The Committee assigns a score of between zero and three points for performance below these target goals and a score of between three and four points for performance exceeding these target goals, with discretion to deviate from straight line interpolation if the Committee feels that circumstances merit such deviation. The Committee did not deviate from straight line interpolation in 2009.

(2)
The Liquidity Rating which is a part Mr. Benoist’s, Mr. Sanfilippo’s and Mr. Marsh’s short-term incentive goals is a rating of between zero and four points based on an equal weighted review of the Company’s Liquidity Ratio and the Company’s Dependency Ratio. The Company’s Liquidity Ratio is the ratio of short-term assets to net deposits and the Dependency Ratio is a measure of the Company’s reliance on non-core deposits. Threshold level performance for this goal would be a Liquidity Ratio of greater than 22% and a Dependency Ratio of less than 28%. Target level performance for this goal would be a Liquidity Ratio of greater than 26% and a Dependency Ratio of less than 25%. Exceptional level performance for this goal would be a Liquidity Ratio of greater than 29% and a Dependency Ratio of less than 23%.

(3)
The subjective performance review goal consists of a rating of between zero and four points. Each performance review consists of separate subjective criteria based on the position and responsibilities of the NEO, including leadership. A portion of Mr. Barry’s subjective performance evaluation was based on identifying and implementing an acquisition in the Phoenix region. A portion of Mr. Sanfilippo’s subjective performance evaluation is based on an assessment by the Chairperson of the Audit Committee and the CEO of the effectiveness of the Company’s overall risk management procedures and processes. In determining this rating, the Chairperson of the Audit Committee and the CEO consider factors such as the Company’s risk assessment process, internal controls over financial reporting, including the existence of any significant deficiencies or material weaknesses in such controls, and disclosure controls and procedures.

(4)
The payout for achieving above target-level performance for this goal is subject to a reduction of 33% if the rate of loan losses in the region exceed 0.7% of loans in the region. Loan losses in both regions exceeded 0.7% of loans in the region, so both Ms. Hanson’s and Mr. Barry’s payout with respect to this goal was reduced by 33%.

(5)
The Credit Quality Rating which is a part of Ms. Hanson’s short-term incentive goals is based on net charge-offs and reduction in non-performing loans and “other real estate owned” in the Kansas City region during the fiscal year. Performance toward this goal is evaluated based on a rating between one and four points. The target level Credit Quality Rating of three points would be achieved if (i) net charge-offs in the Kansas City region were less than 1% of the average loan portfolio of the region and (ii) aggregate Non-Performing Loans and “other real estate owned” were reduced from $30 million to $20 million during 2009. The Committee assigns a score of between zero and three points for performance below these target goals and a score of between three and four points for performance exceeding these target goals, with discretion to deviate from straight line interpolation if the Committee feels that circumstances merit such a deviation. The Committee did not deviate from straight line interpolation in 2009.

(6)
The Credit Quality Rating which is a part of Mr. Barry’s short-term incentive goals is based on net charge-offs and reduction in non-performing loans in the Arizona region during 2009. Performance toward this goal is evaluated based on a rating between one and four points. The target level Credit Quality Rating of three points would be achieved if (i) net charge-offs in the Arizona region were less than .7% of the average loan portfolio of the region and (ii) aggregate Non-Performing Loans and “other real estate owned” were less than 2% of the average loan portfolio of the region. The Committee assigns a score of between zero and three points for performance below these target goals and a score of between three and four points for performance exceeding these target goals, with discretion to deviate from straight line interpolation if the Committee feels that circumstances merit such a deviation. The Committee did not deviate from straight line interpolation in 2009.

Based on the above goals and the actual performance attained, our NEOs received short-term incentive awards of restricted stock as set forth in the table below.

NEO	Actual Award	Percentage of Target(1)
Peter F. Benoist	$57,500 (6,346 shares)	42.9%
Frank H. Sanfilippo	$30,780 (3,382 shares)	57.0%
Stephen P. Marsh	$23,625 (2,596 shares)	31.5%
Linda M. Hanson	$33,846 (3,719 shares)	51.2%
John G. Barry	$38,599 (4,242 shares)	51.5%

(1)	As discussed above, because of the Company’s below average performance in fiscal year 2009, all threshold, target and exceptional level payouts were reduced by 40% from 2008 levels.

Long-Term Incentive Compensation. Our objectives for long-term incentive compensation for our NEOs include:
  Aligning incentives with increases in stockholder value;

  Using long-term incentives to attract and retain exceptional talent;

  Encouraging the long-term view in management decision making;

  Using long-term incentives as a tool to define, encourage, and promote high performance;

  Align our NEOs long term incentives with the risk reward structure of the Company.
Since 2004, the our long-term incentive compensation plan has used primarily restricted stock units (“RSUs”), while reserving the ability to grant stock options or stock settled appreciation rights (“SSARs”) in certain circumstances. The executive compensation standards of the CPP limit our long-term incentive program to either long-term restricted stock or RSUs for as long as the U.S. Department of Treasury holds an investment in the Company. Target amounts of long-term incentives are primarily determined based on the benchmarking analysis discussed above.

We designed the plan of annual equity grants and potential awards so that it would provide our NEOs, managers, and other key associates continued, long-term motivation. We believe the plan provides incentives for long term performance and prudent risk-management because:
  The value of the shares is intrinsically tied to Company performance based on comparison to continuously updated peer group performance;

  The design clearly aligns interests of Company managers with the economic interests of stockholders;

  They provide no value until the performance period is over and performance has been achieved;

  It facilitates retention of talented executives as awards vest equally over five years; and

  It promotes stock ownership by management.
Compensation under the Long-Term Incentive Plan involves three steps:
  Grant: A participant first receives a grant, which is the setting of performance standards and the amount of incentives which will be awarded if those standards are satisfied.

  Award: If the performance standards are satisfied, the participant receives an award of the equity incentives.

  Vesting: An equity incentive is subject to forfeiture upon the termination of a participant’s employment until the incentive has vested. Awards of most RSUs, stock options and SSARs vest at the rate of 20% per year.
Consistent with our goal of being a high performing Company as measured against the previously described peer group, consisting of banks with assets of $900 million to $5.0 billion, in 2009 the Compensation Committee set target long-term performance at the 75th percentile of the peer group in growth in earnings per share. The Committee has set the threshold level for long-term incentive performance at earnings per share growth in at least the 60th percentile of the peer group, which would result in an equity award of 80% of the target level. The exceptional performance level is set at earnings per share growth in the 90th percentile and above and entitles participants to an equity award of 120% of target level.

Each year management makes a recommendation to the Committee for RSU grants in the form of an updated list of NEOs and proposed grant levels in groupings. Once the Committee reviews and approves the listing and pool level, we grant participating associates a dollar denominated amount, which entitles them to a potential award of RSUs if the performance standard is met.

We convert the award dollar amounts into RSUs by dividing the dollar amounts by the Company’s average common stock price for the immediately preceding 10 business days before the award. A grant was made in 2009 which relates to performance for 2009, 2010 and 2011 with a potential award in 2012.

Grants for NEOs are reflected in the Summary Compensation Table on page 22 and the Grants of Plan-Based Awards table on page 24. Because the Bank’s average earnings per share growth rate for the 3 year period ending December 31, 2008 compared to our peers was below threshold, there were no equity awards under the Long-Term Incentive Plan in 2009.

In mid-2009, the Committee examined the effectiveness of earnings per share growth of the Company relative to the benchmark group as a performance target for long-term incentives. The Committee noted that the use of earnings per share as the basis for comparison to the Company’s peer group during the 2007 - 2009 performance period would result in the incentive award being affected significantly by goodwill impairment charges by the Company and other companies in the peer group. After review, the Committee determined that using growth in earnings before interest, taxes, depreciation and amortization per share (“EBITDA”), excluding charges related to impairment of goodwill, as a performance metric in comparison to the Company’s peers for purposes of the 2007 grant to be awarded in the year 2010, is a clearer measure of the Company’s performance, as well as peer company performance, for the years at issue. The Committee therefore amended the terms of the 2007 grant to base threshold, target and exceptional level long-term performance on growth in EBITDA per share during the 2007-2009 performance period, as opposed to earnings per share. All other aspects of the 2007 grants remained unchanged.

NEO Perquisites. We provide perquisites and other personal benefits to NEOs that we believe are reasonable and consistent with our overall compensation program. See the All Other Compensation – Supplemental Table on page 23 for more information on these items. In 2009, no executives received perquisites whose total value for such executive exceeded $25,000.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. The Company has historically provided an annual Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or executive retirement plans or provide for post-retirement benefits.

Compensation for Named Executive Officers in 2009
In 2009, the Compensation Committee determined not to raise the base salary of any of our NEOs, based on the performance of the Company. None of our NEOs was paid or earned any cash bonus. Any awards to our NEOs under our long-term or short-term incentive plans were paid in the form of restricted stock meeting the requirements of “long-term restricted stock,” under the executive compensation rules of the CPP. The compensation paid to our NEOs is discussed below.

Mr. Benoist. In 2009, Mr. Benoist’s rate of base salary remained $425,000 per year and he earned a short-term incentive award with a value of $57,500, which was paid in the form of restricted stock. In 2009, the Company made a contingent grant to Mr. Benoist of long-term incentives with a target value of $336,000, subject to the performance and length of service requirements discussed above. The Company’s average earnings per share growth rate for the three year period ending in 2008 did not qualify Mr. Benoist for any award of long-term incentives in 2009.

Mr. Sanfilippo. In 2009, Mr. Sanfilippo’s rate of base salary remained approximately $214,000 per year and he earned a short-term incentive award with a value of $30,780, which was paid in the form of restricted stock. In 2009, the Company made a contingent grant to Mr. Sanfilippo of long-term incentives with a target value of $84,000, subject to the performance and length of service requirements discussed above. The Company’s average earnings per share growth rate for the three year period ending in 2008 did not qualify Mr. Sanfilippo for any award of long-term incentives in 2009.

Mr. Marsh. In 2009, Mr. Marsh’s rate of base salary remained $275,000 per year and he earned a short-term incentive award with a value of $23,625, which was paid in the form of restricted stock. In 2009, the Company made a contingent grant to Mr. Marsh of long-term incentives with a target value of $120,750, subject to the performance and length of service requirements discussed above. The Company’s average earnings per share growth rate for the three year period ending in 2008 did not qualify Mr. Marsh for any award of long-term incentives in 2009.

Ms. Hanson. In 2009, Ms. Hanson’s rate of base salary remained approximately $261,000 per year and she earned a short-term incentive award with a value of $33,846, which was paid in the form of restricted stock. In 2009, the Company made a contingent grant to Ms. Hanson of long-term incentives with a target value of $89,250, subject to the performance and length of service requirements discussed above. The Company’s average earnings per share growth rate for the three year period ending in 2008 did not qualify Ms. Hanson for any award of long-term incentives in 2009.

Mr. Barry. In 2009, Mr. Barry’s rate of base salary remained approximately $260,000 per year and he earned a short-term incentive award with a value of $38,599, which was paid in the form of restricted stock. In 2009, the Company made a contingent grant to Mr. Barry of long-term incentives with a target value of $50,000, subject to the performance and length of service requirements discussed above. The Company’s average earnings per share growth rate for the three year period ending in 2008 did not qualify Mr. Barry for any award of long-term incentives in 2009.

Stock Ownership Guidelines
During 2009 we did not have any stock ownership guidelines for directors, NEOs or other executives and associates. Effective January 2010, our Board of Directors approved stock ownership guidelines for our NEOs and non-employee directors with the goal of further aligning the interests of our management with our stockholders.

The stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes an NEO or director as applicable. NEOs and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. Non-employee directors are expected to own, or to acquire within the later of January 1, 2015 or five years after the date of becoming a director, at least $250,000 worth of the Company’s common stock. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at its purchase price or, in the case of stock awarded under the Company’s compensation plan, at its value at the time of the award. The table below shows the guidelines for NEO’s by executive level.

TITLE	STOCK OWNERSHIP GOAL
CEO / President	Greater of 50,000 shares or 5 x Base Salary
All Other NEOs	Greater of 25,000 shares or 2.5 x Base Salary

Analysis of Restatement under Company’s Clawback Policy
As disclosed in the Company’s Annual Report on Form 10-K for the 2009 fiscal year, the Company has restated financial information related to the 2008 fiscal year as the result of an error in the Company’s accounting for loans participated to other banks. The restatement affected the Company’s earnings per share goal and asset quality goal in the 2008 fiscal year.

As described above, the Company has adopted a clawback policy that would require the Company to recoup any bonus payments to its NEOs and top twenty other most highly compensated employees if the bonus payment was based on the accounting error. The Compensation Committee has examined short-term incentive compensation previously paid with respect to the 2008 fiscal year and concluded that no recoupment of short-term incentives for the 2008 fiscal year is warranted under the Company’s clawback policy.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

We have entered into agreements with our NEOs granting them “double trigger” change in control benefits (i.e. the benefit is triggered if the executive is terminated or not offered continued employment upon a change in control of the Company.). The Committee believes these agreements serve the best interests of the Company and its stockholders by ensuring that, in considering any proposed change in control, the NEOs would be able to advise the Board about the potential objectively, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are intended to promote stability and continuity of senior management. In addition, our agreements with our NEOs generally provide for severance payments upon a termination without cause of between one and two years compensation. These severance and change in control arrangements are subject to the restrictions of the CPP executive compensation guidance.

Information on applicable payments under such agreements for NEOs is contained under the heading “Severance and Change in Control Benefits” on page 27. These change in control benefits are subject to the CPP executive compensation standards and all of our NEOs have waived their rights to such payments to the extent prohibited by such standards.

Section 162(m) of the Internal Revenue Code – Compensation Deductibility Limits
Other than for qualified performance-based compensation, Section 162(m) generally denies a deduction for federal revenue tax wages by any publicly held corporation for compensation paid in a taxable year to the Company’s chief executive officer and four other highest compensated officers to the extent that the officer’s compensation exceeds $1.0 million. In 2006, our stockholders approved an incentive plan that provides for performance-based compensation in compliance with Section 162(m). The plan is intended to permit the deductibility of compensation in excess of $1.0 million per year, if any, when paid in accordance with the plan. There may be circumstances in which the Committee may approve compensation that is not deductible to ensure competitive levels of compensation for its executive officers. As a result of the Company’s participation in the CPP, the Company is subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its CPP investment in the Company.

EXECUTIVE EMPLOYMENT AGREEMENTS

All of the Executive Employment Agreements described below are subject to the executive compensation standards under the Capital Purchase Program discussed above, which, among other things, limit or prohibit severance compensation and bonuses, and require recovery by the Company of variable compensation which is based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. See “Severance and Change in Control Compensation” below for information concerning the amounts which may be payable to our NEOs upon a termination of employment or a change in control.

Executive Employment Agreement with Mr. Benoist
Effective May 1, 2008, the Company entered into an Executive Employment Agreement with Mr. Benoist. The agreement, as amended, specifies that Mr. Benoist will serve as President and Chief Executive Officer. The initial term ends on December 31, 2013, and shall be automatically extended for one year terms beginning January 1 and ending December 31 unless either the Company or executive provide written notice to the other party at least 90 days prior to expiration of the initial term or renewal term. The term may be extended by mutual written agreement of Mr. Benoist and the Company.

Mr. Benoist’s agreement provides him with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Benoist. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If the Company terminates Mr. Benoist “other than for cause”, he will also be paid as severance compensation the amount of one year base salary and one year target level bonus, subject to the execution of a release and waiver of all claims. If he is terminated in a “change in control,” he will be paid as severance compensation 24 months of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon “voluntary” termination, termination “for cause”, disability or death, neither Mr. Benoist nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Sanfilippo
Effective as of December 1, 2004, the Company entered into a Key Executive Employment Agreement with Sanfilippo. Mr. Sanfilippo’s agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Sanfilippo with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The method of termination determines the amount of severance compensation, if any, due to Mr. Sanfilippo. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If Mr. Sanfilippo is terminated in a “change in control,” or terminated “other than for cause” while the Company is engaged in bona fide discussions regarding a potential “change in control”, he will be paid as severance compensation two years of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Sanfilippo nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Marsh
Effective as of July 1, 2008, the Company entered into a Key Executive Employment Agreement with Mr. Marsh. The agreement, as amended, provides for a continuous term until terminated in accordance with its provisions.

The agreement provides Mr. Marsh with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment. The reason for termination determines the amount of severance compensation, if any, due to Mr. Marsh. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If the Company terminates Mr. Marsh “other than for cause,” he will also be paid as severance compensation the amount of twelve months base salary in a discounted lump sum. If he is terminated in a “change in control,” he will be paid as severance compensation 24 months of base salary and two years of target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Marsh nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Ms. Hanson
Effective as of November 1, 2004, the Company entered into a Key Executive Employment Agreement with Ms. Hanson. Ms. Hanson’s employment agreement, as amended, provides for her continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Ms. Hanson with severance compensation in the event of her termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for her period of employment and for a period of one year after termination of her employment.

The reason for termination determines the amount of severance compensation, if any, due to Ms. Hanson. Generally, she is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through her date of termination.

If Ms. Hanson is terminated in a “change in control,” she will be paid as severance compensation one year of base salary, paid in a discounted lump sum, and one year of target level bonus, and all unvested equity awards will become vested. This payment coincides with the one year non-compete covenant in her agreement, which provides that she will not, for the period of employment and twelve months afterward, solicit customers of the Company or seek to solicit associates to leave employment of the Company. If upon termination other than for cause after a “change in control”, the Company does not pay the one year severance compensation, then Ms. Hanson will not be held to the non-compete and non-solicitation provisions of her agreement.

Upon any other termination, disability or death, neither Ms. Hanson nor her estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Barry
Effective as of October 5, 2007, the Company entered into a Key Executive Employment Agreement with Mr. Barry. Mr. Barry’s employment agreement was amended and restated on February 17, 2010. The agreement, as amended and restated, provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Barry with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Barry. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

If the Company terminates Mr. Barry “other than for cause,” he will also be paid as severance compensation twelve months of base salary and one year target level bonus, subject to the execution of a release and waiver of all claims. If he is terminated in a “change in control,” he will be paid as severance compensation 24 months of base salary and two years of target level bonus, and all unvested equity awards will become vested. Upon “voluntary” termination, the Company may choose to pay as severance compensation one year base salary and one year target level bonus, which will cause Mr. Barry to be held to the non-compete provision of his agreement.

Upon any other termination, disability or death, neither Mr. Barry nor his estate will be entitled to any severance compensation.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s NEOs for years ended December 31, 2009, 2008 and 2007.

					Non-Equity
					Incentive Plan	All Other
			Stock Awards	Option Awards	Compensation	Compensation ($)
Name and Principal Position	Year	Salary ($)	($) (1) (2) (3)	($) (4)	($) (5)	(6)	Total ($)
Peter F. Benoist	2009	425,000	57,750	-	-	12,725	495,475
President and Chief Executive	2008	406,368	-	870,372	-	11,800	1,288,540
Officer	2007	363,350	167,427	214,403	21,600	11,675	778,455

Frank H. Sanfilippo	2009	214,400	30,780	-	-	15,955	261,135
Executive Vice President and	2008	212,733	49,605	377,810	27,000	15,300	682,448
Chief Financial Officer	2007	202,899	-	94,532	42,500	15,675	355,606

Stephen P. Marsh	2009	275,000	23,625	-	-	21,190	319,815
Executive Vice President;	2008	275,000	134,392	232,920	-	20,140	662,452
Chairman and Chief Executive	2007	240,776	131,568	-	34,000	20,015	426,359
Officer - Enterprise Bank & Trust

Linda M. Hanson	2009	261,050	33,846	-	-	22,339	317,235
Regional President, KC	2008	261,050	-	330,972	-	27,263	619,285
Enterprise Bank & Trust	2007	226,218	-	100,839	67,000	27,138	421,195

John G. Barry (7)	2009	260,392	38,599	-	-	19,530	318,521
Executive Vice President	2008	260,392	60,006	-	98,750	21,012	440,160
Enterprise Bank & Trust	2007	59,247	-	-	50,000	-	109,247

(1)
The amounts shown in this column for 2009 represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation (“FASB ASC 718”), disregarding estimates of forfeiture, of dollar denominated performance contingent grants of restricted stock. These grants of restricted stock were made under the 2002 Stock Incentive Plan and are also subject to a two year continuous service vesting schedule. These grants were settled with an award of restricted stock on February 17, 2010. For more information see the heading “Short-Term Annual Incentives” and also in the Grants of Plan-Based Awards table.

(2)
The amounts shown in this column for 2008 and 2007 represent the grant date fair value, computed in accordance with FASB ASC 718, disregarding estimates of forfeiture, of dollar denominated awards of restricted stock units on the applicable award date. The awards are the result of satisfaction of performance contingent grants in prior years. All awards of restricted stock units were made under the 2002 Stock Incentive Plan and are subject to a five year continuous service vesting schedule. The restricted stock units are settled in stock. Dividends are not paid on unvested shares. These awards are discussed in further detail under the heading “Long-Term Incentive Compensation.”

(3)
The aggregate grant date fair value for 2007, 2008 and 2009 performance contingent grants pursuant to the Long-term Incentive Compensation plan computed in accordance with FASB ASC 718, based upon the probable outcome of the performance conditions is $0. The performance condition for these grants is based on the Company's results relative to peers for a three-year period and therefore, the probable outcome is not yet determinable. The maximum value of such awards assuming the highest level of performance would be achieved is as follows: Mr. Benoist - $403,200 (2009 and 2008), $369,600 (2007); Mr. Sanfilippo - $100,800 (2009, 2008 & 2007); Mr. Marsh - $144,900 (2009, 2008 & 2007); Ms Hanson - $107,100 (2009, 2008 & 2007) and Mr. Barry - $60,000 (2009, 2008 & 2007). These grants are discussed in further detail under the heading "Long-Term Incentive Compensation."

(4)
The amounts shown in this column represent the grant date fair value, computed in accordance with FASB ASC 718, disregarding estimates of forfeiture, of dollar denominated awards of stock settled stock appreciation rights. The awards are the result of satisfaction of performance contingent grants in prior years. All awards of restricted stock units were made under the 2002 Stock Incentive Plan and are subject to a five year continuous service vesting schedule. For more information, please refer to Note 17 - Compensation Plans included in the Company's 2009 Consolidated Financial Statements included on Form 10-K filed with the Securities and Exchange Commission on or around March 16, 2010.

(5)
The amounts shown in this column constitute the Short-Term Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Short-Term Annual Incentives.”

(6)	This column indicates amounts for various benefits provided to the NEO’s as shown in the following supplemental table.

(7)	Mr. Barry joined the Company on October 5, 2007.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

			Car Allowance		Split Dollar Life	Town Hall Cash
Name and Principal Position	Year	401(k) Match	(1)	Club Dues	Insurance	Bonus	Total
Peter F. Benoist	2009	6,125	6,600	-	-	-	12,725
President and Chief Executive	2008	5,750	6,000	-	-	50	11,800
Officer	2007	5,625	6,000	-	-	50	11,675

Frank H. Sanfilippo	2009	5,355	3,600	7,000	-	-	15,955
Executive Vice President and	2008	5,750	-	9,500	-	50	15,300
Chief Financial Officer	2007	5,625	-	10,000	-	50	15,675

Stephen P. Marsh	2009	6,125	6,600	8,465	-	-	21,190
Executive Vice President;	2008	5,750	6,000	8,340	-	50	20,140
Chairman and Chief Executive	2007	5,625	6,000	8,340	-	50	20,015
Officer - Enterprise Bank & Trust

Linda M. Hanson	2009	6,125	6,000	9,299	915	-	22,339
Regional President, KC	2008	5,750	12,000	8,548	915	50	27,263
Enterprise Bank & Trust	2007	5,625	12,000	8,548	915	50	27,138

John G. Barry	2009	6,125	3,088	9,387	930	-	19,530
Executive Vice President	2008	5,750	3,088	11,194	930	50	21,012
Enterprise Bank & Trust	2007	-	-	-	-	-	-

(1)	Executives and key management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance. In some instances, certain executives are allowed usage of a Company leased vehicle in lieu of receiving a car allowance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the individual Plan-Based Awards for each of the NEOs during 2009.

						Grant
						Date Fair
						Value of
			Estimated Future Payouts Under			Stock and
			Equity Incentive Plan Awards			Option
				(1)		Awards
			Threshold	Target	Maximum
Name	Grant Date		($)	($)	($)	($)
Peter F. Benoist	2/20/2009	(1) (2)	94,200	134,000	175,500	-
	7/24/2009	(3)	268,800	336,000	403,200	-
Frank H. Sanfilippo	2/20/2009	(1) (2)	37,800	54,000	70,200	-
	7/24/2009	(3)	67,200	84,000	100,800	-
Stephen P. Marsh	2/20/2009	(1) (2)	52,500	75,000	97,500	-
	7/24/2009	(3)	96,600	120,750	144,900	-
Linda M. Hanson	2/20/2009	(1) (2)	46,200	66,000	85,800	-
	7/24/2009	(3)	71,400	89,250	107,100	-
John G. Barry	2/20/2009	(1) (2)	52,500	75,000	97,500	-
	7/24/2009	(3)	40,000	50,000	60,000	-

(1)	The grants were denominated in dollars and are settled in restricted stock.

(2)
On February 17, 2010, the Company made the following awards in the form of restricted shares in settlement of these performance contingent grants: Mr. Benoist, 6,346 shares valued at $57,750; Mr. Sanfilippo, 3,382 shares valued at $30,780; Mr. Marsh, 2,596 shares valued at $23,625; Mr. Barry, 4,242 shares valued at $38,599; Ms. Hanson, 3,719 shares valued at $33,846. All shares were valued using the EFSC common stock closing price on February 17, 2010 of $9.10. For more information on these awards, see the “Short-Term Annual Incentives”, above.

(3)
The amounts shown reflect the threshold, target and maximum incentive grants for 2009 under the Long-Term Incentive Compensation plan. These awards are denominated in dollars, but are settled in restricted share units of the Company's stock. The aggregate grant date fair value pursuant to the Long-term Incentive Compensation plan computed in accordance with FASB ASC 718, based upon the probable outcome of the performance conditions is $0. The performance condition for this grant is based on the Company's results relative to peers for a three-year period and therefore, the probable outcome is not yet determinable. These grants are discussed in further detail under the heading "Long-Term Incentive Compensation."

For more information, please refer to Note 17 - Compensation Plans included in the Company's 2009 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on or around March 16, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding, unvested equity awards as of December 31, 2009, for each NEO.

	Option Awards				Stock Awards
								Equity
								Incentive Plan
							Equity	Awards:
							Incentive Plan	Market or
	Number of				Number of		Awards: Value	Payout Value of
	Securities				Shares or	Market Value	of Unearned	Unearned
	Underlying	Number of Securities			Units of	of Shares or	Shares, Units or	Shares, Units or
	Unexercised	Underlying			Stock That	Units of Stock	Other Rights	Other Rights
	Options	Unexercised Options	Option	Option	Have Not	That Have Not	That Have Not	That Have Not
	(#)	(#)	Exercise Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable (1)	Unexercisable (1)	($)	Date	(#)	($)	($) (2)	($) (2)
Peter F. Benoist	50,000	-	10.25	10/1/2012
	37,313	-	13.40	5/13/2013
	3,850	-	22.73	1/5/2016
	2,900	-	30.17	1/5/2017
	2,647	1,323	22.90	1/5/2018
	9,903	6,605	25.63	6/15/2017
	17,270	25,908	20.63	6/13/2018
	16,666	33,334	21.49	9/24/2018
Total	140,549	67,170	17.65		4,843	37,340	980,000	980,000
Frank H. Sanfilippo	15,000	-	11.75	7/1/2011
	5,100	-	10.25	9/24/2012
	11,194	-	13.40	5/13/2013
	5,304	3,539	25.63	6/15/2017
	2,000	3,000	20.63	6/13/2018
	7,200	28,800	21.49	9/24/2018
Total	45,798	35,339	18.26		2,003	15,443	252,000	252,000
Stephen P. Marsh	7,200	28,800	15.95	7/7/2018
Total	7,200	28,800	15.95		6,744	51,996	362,250	362,250
Linda M. Hanson	5,658	3,775	25.63	6/15/2017
	4,598	6,897	20.63	6/13/2018
	7,200	28,800	15.95	7/7/2018
Total	17,456	39,472	18.50		657	5,065	267,750	267,750
John G. Barry
Total	-	-			1,684	12,984	150,000	150,000

(1)
All amounts represent incentive stock options and/or nonqualified stock options, except for SSAR's granted as follows: June 15, 2007, expires June 15, 2017; June 13, 2008, expires June 13, 2018; July 7, 2008, expires July 7, 2018; and September 24, 2008, expires September 24, 2018.

(2)
The amounts shown reflect target incentive grants for the years 2007, 2008 and 2009 under the Long-Term Incentive Compensation plan. These grants are denominated in dollars, but are settled in restricted share units of the Company's stock. The settlements for these grants are contingent on the Company's results relative to peers for a three-year period and therefore, the grant date fair value is not yet determinable. These grants are discussed in further detail under the heading "Long-Term Incentive Compensation."

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning any option exercises or vested stock awards for each NEO during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise (1)	Exercise	Vesting (1)	Vesting
Name	(#)	($)	(#)	($)
Peter F. Benoist	-	-	5,439	41,663
Frank H. Sanfilippo	-	-	2,074	15,887
Stephen P. Marsh	-	-	4,492	34,409
Linda M. Hanson	-	-	1,694	12,976
John G. Barry	-	-	560	4,290

(1)	Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The following table sets forth information on Nonqualified Deferred Compensation Plans for each NEO during 2009.

	Executive	Aggregate		Aggregate
	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
Name	Year	Year	Distributions	Year End
Peter F. Benoist	-	55,332	-	256,997
Frank H. Sanfilippo	20,400	68,133	-	260,056
Stephen P. Marsh	24,750	87,205	-	388,865
Linda M. Hanson	-	-	-	-
John G. Barry	7,500	4,829	-	24,233

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As we indicate above, historically our NEOs have been entitled to severance and change in control compensation under certain termination of employment events. Severance compensation is generally prohibited under the CPP, and each NEO has waived any change of control compensation to the extent disallowed by the compensation standards of the CPP. The following table quantifies the amount of such compensation which would have been received if the terminations had occurred as of December 31, 2009. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $7.71 per share for our common stock as of December 31, 2009, and reflects the value of RSUs and the net cash equivalent due the holder offset by any exercise or "strike" price for stock options and SSARs. Accordingly, no value is attributed in the table to stock options or SSARs in which the exercise or strike price exceeds $7.71 per share.

							Total
							Compensation	Total
				Severance Upon	Acceleration		Upon	Compensation
		Disability/	Severance Upon	Change In	of Unvested		Involuntary	Upon Change in
	Voluntarily	Death/For	Involuntary w/o	Control	Equity	Sick Days	Termination w/o	Control
	Termination	Cause	Cause	Termination	Awards	Payout	Cause	Termination
Name	(a)	(b)	(c)	(d)	(e) (1)	(f) (2)	(c+f)	(d+e+f)
Peter F. Benoist	none	none	$559,000	$1,118,000	$37,340	$3,497	$562,497	$1,158,837
Frank H. Sanfilippo	none	none	none	516,000	15,443	19,399	19,399	550,842
Stephen P. Marsh	none	none	275,000	700,000	51,996	9,254	284,254	761,250
Linda M. Hanson	none	none	none	316,000	5,065	3,846	3,846	324,911
John G. Barry (3)	none	none	325,000	650,000	12,984	none	325,000	662,984

(1)	In 2007, management changed the policy related to unused sick pay at termination. As a result, unused sick day payouts were frozen at the December 31, 2007 balances. Associates, including the NEO's are allowed to use their accumulated sick pay, but they are no longer allowed to accumulate and carry over current year sick pay.

(2)	Unvested equity awards accelerate and become fully vested upon death or termination upon a Change in Control.

(3)	Severance payment triggered by a termination of employment within year after a change in control and is in lieu of other severance for involuntary termination without cause.

All amounts in the foregoing table would be subject to the executive compensation standards of the Capital Purchase Program described in the Compensation Discussion and Analysis above.

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Disclosures Required Pursuant to Capital Purchase Program Regulations

The Company offers the following plans in which our NEOs participate, subject, however, to the limitations and restrictions under the Capital Purchase Program:
  Employment agreements for each of our NEOs;

  Our Amended and Restated Deferred Compensation Plan I;

  Our 2002 Stock Incentive Plan, as amended;

  Our Annual Incentive Plan (our short-term incentive plan); and

  Our Incentive Savings Plan.
We reviewed each of the above plans and agreements and determined that none of them encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or Enterprise Bank & Trust, our banking subsidiary (the “Bank”).

The employment agreements with our named executive officers provide for severance payments if a termination of employment occurs under certain circumstances, including a change of control of the Company. As discussed below under “Severance and Change in Control Compensation,” the standards for executive compensation adopted by the U.S. Department of the Treasury under the Capital Purchase Program prohibit us from paying severance to any of our NEOs or the next five most highly compensated employees for as long as the Treasury holds its investment in the Company.

The 2002 Stock Incentive Plan and the amendments thereto have been approved by the stockholders of the Company and provide for the granting of stock options, restricted stock awards, RSUs and stock settled stock appreciation rights (“SSARs”), however, as discussed above under “Compensation Discussion and Analysis,” the Company is prohibited from granting any new stock options to the five most highly compensated employees due to the executive compensation standards of the Capital Purchase Program. For 2009, all of our NEOs were subject to this restriction. As described in the Compensation Discussion and Analysis, the Compensation Committee believes that the Company’s equity incentive plans align the interests of our NEOs and other employees with the long term interests of our stockholders. Grants under our equity plans are subject to performance based criteria and vesting over five years. The use of RSUs in awarding long term incentive compensation to our NEOs ties the economic value of the award to the long term risk and reward structure of the Company. In light of these factors, the Compensation Committee believes that these equity awards do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of the Company or the Bank.

The deferred compensation plan allows NEOs and certain other executives to defer a limited portion of salary and up to 100% of any bonus into any of several investment alternatives. The Company historically does not make any credits to the deferred compensation plan and did not do so in 2009. Because the deferred compensation plan only allows for the deferral of compensation that is already earned, the Compensation Committee believes that this plan does not encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.

As described in the Compensation Discussion and Analysis, above, our short-term annual incentive plan is intended to focus our executives’ efforts on key goals, which the Committee believes are drivers of shareholder value. A portion of each NEOs short-term incentive award targets are based on risk management criteria, such as asset quality and evaluation of risk management processes under the control of the NEO. The Compensation Committee believes that this plan does not encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.

The Incentive Savings Plan is a broad based plan that allows our employees, including NEOs, who satisfy eligibility requirements to contribute a portion of their salary and bonus to a 401(k) plan with investment options which include investments in the Company’s common stock. We also make matching contributions to employee’s 401(k) accounts under the Incentive Savings Plan. The Compensation Committee believes that this plan does not encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.

The Company has several incentive or variable compensation programs for non-executive employees. Each arrangement is available to different classes of employees. The largest of these programs are our incentive programs for unit presidents and relationship managers. Similar to the short-term incentive plan for our NEOs, unit presidents and relationship managers are awarded annual incentive compensation based on achievement of between four and six goals. These goals include performance in Company-wide areas such as earnings per share, overall asset quality, deposit growth and other factors. There are also employee-specific goals, such as deposit origination, asset quality of originated loans and others. We also have a relatively small division of loan officers focused on mortgage lending. These mortgage loan officers are compensated based on commissions determined by loan origination volume, however mortgage originations, like all other loans, remain subject to a separate underwriting approval process. The Compensation Committee has reviewed the structure and implementation of these arrangements and discussed the risks that face the Company and determined that the arrangements do not encourage unnecessary and excessive risks that threaten the value of the Company or the Bank or the manipulation of reported earnings to enhance the compensation of any employee.

Certifications Required Pursuant to Capital Purchase Program Regulations

The Compensation Committee certifies that:

(1)
It has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Respectfully submitted by the Compensation Committee,

Michael A. DeCola, Chairman	William H. Downey	Birch M. Mullins	James J. Murphy, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth above. None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries in 2009 nor was any member formerly an officer or employee of the Company or any of its subsidiaries.

During 2009, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION — (Proposal A)

As required by the executive compensation standards for participants in the Capital Purchase Program, we are providing our stockholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our NEOs and the narrative disclosure accompanying those tables, all as set forth in pages 10 through 27 of this proxy statement.

The following resolution is submitted for stockholder approval:

Resolved, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.

Because your vote is advisory, it will not be binding upon the Board, however the Board will take the outcome of this vote into consideration in making future executive compensation decisions.

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe that our compensation polices and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, and are strongly aligned with the long-term interests of our stockholders, and that the compensation paid to our executives is consistent with such policies and procedures.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS RESOLUTION.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 1, 2010, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, the NEOs, and (iii) all directors and executive officers as a group. As of March 1, 2010, there were 14,851,609 shares of common stock outstanding. For purposes of the information in the following tables, “ownership” includes (i) shares of stock directly or indirectly owned as that date and (ii) shares which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
Wellington Management Company, LLP	1,151,410 (1)	8.2%
75 State Street
Boston, MA 02109

(1)	Holdings reported on Form 13G filed on February 17, 2009

	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
Henry D. Warshaw (3) (10)	376,965	2.5%
Peter F. Benoist (3) (4) (6)	310,998	2.1%
Robert E. Guest, Jr. (7)	207,957	1.4%
James J. Murphy, Jr.	185,678	1.3%
Linda M. Hanson (3) (4) (5) (8)	118,327	*
Lewis Levey (11)	100,967	*
Birch M. Mullins	85,394	*
Stephen P. Marsh (3) (4)	83,620	*
Frank H. Sanfilippo (3) (4) (5)	83,502	*
Sandra VanTrease	34,752	*
William H. Downey	28,592	*
John G. Barry (5)	14,777	*
Michael A. DeCola (12)	13,609	*
John S. Eulich	11,100	*
John M. Tracy	4,000	*
Brenda D. Newberry	2,358	*
All Directors and Executive Officers as a
Group (16 total)	1,662,596	11.0%

* Less than 1%

(1)	Pursuant to the rules of the Securities and Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants reflected in the number of shares in this table and are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 212,940 shares of Common Stock.

(2)	Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)	Includes options outstanding and exercisable as of December 31, 2009, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Benoist, 140,549 shares; Ms. Hanson, 17,456 shares; Mr. Marsh, 7,200 shares; Mr. Warshaw, 1,937 shares; Mr. Sanfilippo, 45,798 shares; all directors and named executive officers as a group, 212,940 shares.

(4)	Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Benoist, 1,121 shares; Ms. Hanson, 2,127 shares; Mr. Marsh, 509 shares; and Mr. Sanfilippo, 1,847 shares.

(5)	Includes shares held by a bank as collateral, as follows: Mr. Barry, 4,707 shares; Ms. Hanson 7,608 shares; Mr. Sanfilippo, 6,261 shares.

(6)	Includes 130,460 shares held jointly by Mr. Benoist and his spouse as to which Mr. Benoist has shared voting and investment power and 38,868 shares held in the name of Mr. Benoist in which he has sole voting and investment power.

(7)	Includes 21,059 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 113,047 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; 41,511 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power; includes 24,120 shares held in an account for the benefit of Mr. Guest’s children of which the spouse of Mr. Guest is the trustee.

(8)	Includes 25,003 shares held in an Individual Retirement Account for the benefit of Ms. Hanson, in which Ms. Hanson has sole voting and investment power; 16,354 shares held in the name of Ms. Hanson, in which she has sole voting and investment power; 43,472 shares held jointly by Ms. Hanson and her spouse as to which Ms. Hanson has shared voting and investment power; 13,915 shares held for the benefit of Ms. Hanson’s children as to which Ms. Hanson has sole voting and investment power.

(10)	Includes 25,740 shares held in an Individual Retirement Account for the benefit of Mr. Warshaw, in which Mr. Warshaw has sole voting and investment power; 25,980 shares held in an Individual Retirement Account for the benefit of the spouse of Mr. Warshaw, as to which Mr. Warshaw has shared voting and investment power; 35,456 shares in the name of Mr. Warshaw in which Mr. Warshaw has sole voting and investment power and the right to acquire 287,852 shares upon conversion of trust preferred securities issued by a statutory trust subsidiary of the Company.

(11)	Includes 38,210 shares held in a trust, in which Mr. Levey has sole voting and investment power. Includes 62,757 shares held in a trust for the benefit of Mr. Levey's children as to which Mr. Levey is trustee and has sole voting and investment power.

(12)	Includes 8,000 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power and 5,609 shares held in the name of Mr. DeCola in which he has sole voting and investment power.

RELATED PERSON TRANSACTIONS

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Issuance of Trust Preferred Securities to Virtual Realty Enterprises, LLC
On December 12, 2008, Virtual Realty Enterprises, LLC, a Missouri limited liability company (“VRE”), purchased $5,000,000 of trust convertible preferred securities (the “TRUPs”) issued by EFSC Capital Trust VIII, a Delaware statutory trust (the “Trust”), an affiliate of the Company. Director Warshaw manages VRE and holds a 0.7481% ownership in VRE and may receive additional ownership in VRE or compensation from VRE based upon the performance of VRE’s investment portfolio. In addition, each of Directors Mullins, Van Trease and DeCola are passive investors in VRE holding an aggregate 0.56% interest in VRE.

The TRUPs were issued by EFSC Capital Trust VIII, a Delaware statutory trust (the “Trust”), as part of an issuance of a total of $25,000,000 of preferred securities to a group of investors led by an east coast investment company manager. The Trust used the proceeds generated from the issuance and sale of the trust preferred securities to purchase 9.00% Junior Subordinated Deferrable Interest Debentures (the “Junior Debentures”) maturing in 2038 from the Company in the aggregate principal amount of $25,000,000. Subject to certain regulatory approvals, the Junior Debentures and the TRUPs are each callable by the Company or the Trust, as applicable, at their option after December 15, 2013. The TRUPs are convertible into shares of the Company’s Common Stock at a conversion price of $17.37, which represents 110% of the average closing price for the Company’s Common Stock for the five trading days following the Company's third quarter earnings press release on October 23, 2008. VRE will be entitled to exchange its Trust Preferred Securities for 287,852 shares of the Company’s Common Stock.

During 2009, VRE was paid approximately $117,000 in distributions on the trust preferred securities, which amount was paid by the Trust solely from interest payments by the Company on the Junior Debentures.

Purchase of Shares of the Company’s Common Stock in Private Offering
On January 12, 2010, the following directors and officers purchased shares of the Company’s common stock at a price of $8.09 per share (which represented the last closing consolidated bid price of our common stock on the NASDAQ Global Select Market at the time of such purchases) in an initial closing of a private placement offering of our common stock to accredited investors (the “Private Offering”):

Name	Shares
James J. Murphy, Jr.	30,902
Peter F. Benoist	19,060
Birch M. Mullins	19,060
Sandra A. Van Trease	18,542
Robert E. Guest, Jr.	18,541
Lewis A. Levey	18,541
Stephen P. Marsh	18,541
Linda M. Hanson*	14,989
Frank H. Sanfilippo	12,360
William H. Downey	12,360

*On January 25, 2010, Linda M. Hanson purchased 14,989 shares of the Company’s common stock at a price of $9.25 per share (which represented the last closing consolidated bid price of our common stock on the NASDAQ Global Select Market at the time of such purchases) at the second and final closing of the Private Offering.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and officers avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees, officers and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as such term is used by ASC 850, Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the Securities and Exchange Commission, other than (a) grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan, or (b) payment of compensation authorized by the Board or any committee thereof. Related party transactions include transactions between us, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

Section 16 (a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10 percent of our Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our Securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2009, or written representations from certain reporting persons, we believe that all reporting persons except Mr. Warshaw made all filings required by Section 16(a) in a timely manner. Mr. Warshaw filed a Form 4 reporting purchases of the Company’s shares one day late in December 2009.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance. The Audit Committee received written disclosures from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors their independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Sandra A. Van Trease	Brenda D. Newberry	Robert E. Guest, Jr.	Lewis A. Levey
Chairwoman

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

INFORMATION CONCERNING PRINCIPAL ACCOUNTANT

The following table sets forth fees billed to the Company for the years ended December 31, 2009 and 2008 by the Company’s principal accounting firm KPMG LLP:

	December 31,
	2009	2008
Audit fees (1)	$448,000	$347,350
Audit related fees	-	-
All other fees	-	-
	$448,000	$347,350

(1)	Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings including consultation on various accounting matters.

KPMG representatives are expected to attend the 2010 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

Financial Information Systems Design and Implementation Fees
KPMG LLP did not perform any services and therefore billed no fees relating to operating or supervising the operation of the Company’s information systems or local area network or for designing or implementing the Company’s financial information management systems during 2009.

PROPOSALS OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming Stockholders’ meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2011 Annual Meeting of Stockholders of the Company must be received at the Company’s principal office at 150 North Meramec, Clayton, Missouri 63105 on or before November 19, 2010 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any stockholder who intends to propose any other matter to be acted upon at the 2011 Annual Meeting of Stockholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company, in the manner specified in the Company’s bylaws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2010 Annual Meeting. The Company’s 2010 Annual Meeting will be on April 29, 2010, thus the notice must be received by the Company no later than January 29, 2011.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

ADDITIONAL INFORMATION

The Company’s Internet website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the Securities and Exchange Commission (“SEC”), including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC.

By Order of the Board of Directors,

Noel J. Bortle, Secretary

ENTERPRISE FINANCIAL SERVICES CORP 150 NORTH MERAMEC CLAYTON, MO 63105
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M20973-P88938	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ENTERPRISE FINANCIAL SERVICES CORP

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors
	Nominees:
	01)	Peter F. Benoist	07)	Lewis A. Levey
	02)	James J. Murphy, Jr.	08)	Birch M. Mullins
	03)	Michael A. DeCola	09)	Brenda D. Newberry
	04)	William H. Downey	10)	John M. Tracy
	05)	John S. Eulich	11)	Sandra A. Van Trease
	06)	Robert E. Guest, Jr.	12)	Henry D. Warshaw
For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Proposal A, an advisory (non-binding) vote to approve our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M20974-P88938
ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
APRIL 29, 2010 - 4:00 P.M.
1335 South Lindbergh Boulevard
St. Louis, MO

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Peter F. Benoist and James J. Murphy, Jr., or any of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the stockholder(s) would be entitled to vote on all matters that properly come before the 2010 Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the stockholder(s) on the reverse side of this proxy card.

If this Proxy card is signed and returned by the stockholder(s) and no specifications are indicated, the proxies are authorized to vote "FOR" the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp. Absent specific instructions with respect to cumulative voting, the appointed proxies will have full discretionary authority to vote cumulatively among all, or less than all, nominees and to allocate such votes among all, or less than all, of such nominees (other than nominees with respect to whom such authority has been withheld) in the manner the Board of Directors shall recommend, or otherwise in the proxies' discretion.

If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2010 Annual Meeting and at any adjournments or postponements.

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN
This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the "Savings Plan") to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. on April 23, 2010, will be voted by the Savings Plan trustees as directed.

Continued and to be signed on reverse side